Exhibit 10(a)

Amendment to the Wells Fargo & Company Deferred Compensation Plan

The Wells Fargo & Company Deferred Compensation Plan (the “DCP”) is amended effective July 1, 2023 as follows:

Section 7(C)(1) is amended to read in full as follows:

CD Option. The amount of the increase or decrease for the CD Option is based on the interest rate for a certificate of deposit in such denomination and for such duration as is determined by the Plan Administrator.

Section 20 is amended to read in full as follows:

Amendment. The Board of Directors of the Company or the Human Resources Committee of the Company’s Board of Directors may at any time amend this Plan in any manner; provided, however, that if necessary to maintain the availability of the exemption contained in Rule 16b-3, or any successor regulation, under the Securities Exchange Act of 1934, as amended, for transactions pursuant to this Plan, the provisions of this Plan relating to the amount, price and timing of awards pursuant to this Plan may not be amended more than once in every six months other than to comport with changes in the Internal Revenue Code or ERISA, or the rules thereunder. Notwithstanding the foregoing, (i) the Chief Executive Officer, Head of Human Resources or the Head of Total Rewards, acting singly, shall have the authority to amend the Plan to authorize the merger of any nonqualified deferred compensation plan maintained by any acquired entity into this Plan, and (ii) the Plan Administrator shall have the authority to amend the Plan to effectuate its authority to operate and administer the Plan in accordance with Section 15.

Except as herein expressly amended, all the terms and provisions of the DCP shall continue in full force and effect.